FORM U5A

     Date of Filing: January 29, 1998                       File No.__________

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D. C.

                          NOTIFICATION OF REGISTRATION

                        Filed under Section 5 (a) of the
                   Public Utility Holding Company Act of 1935

                               Ameren Corporation


                          NOTIFICATION OF REGISTRATION
                          ----------------------------

     The undersigned holding company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 5(a) of the Public Utility Holding Company Act of 1935 and furnishes the following information as to the registrant and subsidiary companies thereof:

         (1)      Exact Name of registrant:  Ameren Corporation.

         (2)      Address of principal executive offices:

                                    One Ameren Plaza
                                    1901 Chouteau Avenue
                                    PO Box 66149
                                    St. Louis, MO 63166-6149

         (3) Name and address of officer to whom notices and communications should be addressed:

                                    William E. Jaudes
                                    Ameren Corporation
                                    Vice President and General Counsel
                                    One Ameren Plaza
                                    1901 Chouteau Avenue
                                    PO Box 66149, MC. 1300
                                    St. Louis, MO 63166-6149

         (4)      Submit for registrant and each subsidiary company thereof:

         Column A            Column B            Column C           Column D
         Name of           Organization          State of           Type of
         Company        (Corporation, etc)     Organization         Business
         --------       ------------------     ------------         --------

      Ameren Corporation    Corporation              MO            Holding
                                                                   Company

(Subsidiaries of
Ameren Corporation)

  Union Electric             Corporation             MO             Electric and
  Company                                                           Gas Utility

  (Subsidiaries of
  Union Electric)


    Electric                 Corporation             IL             Electric
    Energy, Inc.

    Envirotech           Limited Liability Co.       DE             Energy
    Investment                                                      Related
    Fund L.L.C.

    Union Electric           Corporation             MO             Community
    Development                                                     Development
    Corporation                                                     and Energy
                                                                    Related
                                                                    Investments

    (Subsidiaries of
    Union Electric
    Development
    Corporation)

      Lewis &                 Corporation            MO             Community
      Clark                                                         Development
      Industrial
      Development
      Corporation

      NEMO Bank               Corporation            MO             Community
      Community                                                     Development
      Development
      Corporation

      St. Louis               Partnership            MO             Community
      Equity Fund                                                   Development
      1988
      Partnership

      St. Louis              Partnership              MO            Community
      Equity Fund                                                   Development
      1990
      Partnership

      St. Louis              Partnership              MO            Community
      Equity Fund                                                   Development
      1991
      Partnership

      St. Louis              Partnership              MO            Community
      Equity Fund                                                   Development
      1992
      Partnership

      St. Louis              Partnership              MO            Community
      Equity Fund                                                   Development
      1993
      Partnership

      St. Louis              Partnership              MO            Community
      Equity Fund                                                   Development
      1994
      Partnership

      St. Louis          Limited Liability Co.        MO            Community
      Equity Fund                                                   Development
      1996 Limited
      Liability Co.

      St. Louis          Limited Liability Co.        MO            Community
      Equity Fund                                                   Development
      1997 Limited
      Liability Co.

      Housing            Limited Liability Co.        MO            Community
      Missouri,                                                     Development
      Inc. 1996

      Housing            Limited Liability Co.        MO            Community
      Missouri,                                                     Development
      Inc. 1997

      Gateway            Limited Liability Co.        MO            Energy
      Energy                                                        Related
      Systems, L.C.

      Gateway            Limited Liability Co.        Mo            Energy
      Energy                                                        Related
      Alliance, L.C.

      SEMO Energy        Limited Liability Co.        MO            Energy
      Group, L.L.C.                                                 Related

      Union Electric         Corporation              MO            Energy
      Energy Services,                                              Related
      Inc.                                                          (Inactive)

  Central Illinois         Corporation                IL            Electric and
  Public Service                                                    Gas Utility
  Company

    (Subsidiaries of
    CIPS)

    Electric               Corporation                IL            Electric
    Energy, Inc.

    CIPS Energy,           Corporation                IL            Inactive
    Inc.

    Illinois Steam         Corporation                IL            Inactive
    Inc.

  Ameren Services          Corporation                MO            Services
  Company

  Ameren Energy            Corporation                MO            Energy
  Inc.                                                              Marketing

  CIPSCO                   Corporation                IL            Leasing and
  Investment                                                        Energy
  Company                                                           Related
                                                                    Investments

  (Subsidiaries of
  CIPSCO Investment
  Company)

    CIPSCO                 Corporation                IL            Investments
    Securities
    Company

    CIPSCO                 Corporation                IL            Leveraged
    Leasing                                                         Leases
    Company

    CIPSCO Energy          Corporation                IL            Energy
    Company                                                         Related
                                                                    Investments

    CIPSCO Venture         Corporation                IL            Civic and
    Company                                                         Economic
                                                                    Development

    CLC Aircraft           Corporation                IL            Equipment
    Leasing Co.                                                     Leasing

    CLC Leasing           Corporation                 IL            Equipment
    Co. A                                                           Leasing

    CLC Leasing           Corporation                 IL            Equipment
    Co. B                                                           Leasing

    CLC Leasing           Corporation                 IL            Equipment
    Co. C                                                           Leasing

    CEC-APL-G             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-APL-L             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-PGE-G             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-PGE-L             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-PSPL-G            Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-PSPL-L            Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-MPS-G             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-MPS-L             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-ACE-G             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-ACE-L             Corporation                 IL            Equipment
    Co.                                                             Leasing

    CEC-ACLP-Co.          Corporation                 IL            Electric
                                                                    Services

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the registrant has caused this notification of registration to be duly signed on its behalf in St. Louis, Missouri on the twenty-ninth day of January 1998.

                                                      AMEREN CORPORATION

                                                 BY  /S/ William E. Jaudes
                                                     ---------------------
                                                         William E. Jaudes
                                                         Vice President and
                                                         General Counsel

(CORPORATE SEAL)


Attest:

/S/ James C. Thompson
---------------------
    James C. Thompson
    Secretary


                                  VERIFICATION
                                  ------------

State of Missouri                   )
                                    )  ss:
City of St. Louis                   )

     The undersigned, being duly sworn, deposes and says that he has duly executed the attached notification of registration dated January 29, 1998, for and on behalf of Ameren Corporation; that he is the Vice President and General Counsel of such company; and that all action by stockholders, directors and other bodies necessary to authorize deponent to execute and file such instrument has been taken. Deponent further says that he is familiar with such instrument and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information and belief.

                                                     /S/ William E. Jaudes
                                                     ---------------------
                                                         William E. Jaudes




     Subscribed and sworn to before me this twenty-ninth day of January, 1998.

                                                      /S/ Barbara J. Lungwitz
(NOTARY SEAL)                                         -----------------------
                                                          Barbara J. Lungwitz


     My Commission expires on September 2, 1999.